Exhibit 10.5

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

TRANSITION SERVICES AGREEMENT

by and between

Eisai Inc.

and

AkaRx, Inc.

Dated as of March 30, 2016

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

TABLE OF CONTENTS

		Page

ARTICLE 1	DEFINITIONS	1

1.1	Certain Defined Terms	1

1.2	Additional Defined Terms	3

1.3	Interpretation	2

ARTICLE 2	SERVICES	2

2.1	Provision of Services	2

2.2	Services Performed by Affiliates and Third Parties	2

2.3	Pass-Through Agreements	3

2.4	Services Standard; FTEs	3

2.5	Ongoing Trials; Drug Approval Applications	5

2.6	Assigned Contracts	6

2.7	Regulatory Services	7

2.8	Pharmacovigilance	7

2.9	Location of Services Provided; Travel Expenses	8

2.10	Transition Management	8

2.11	Cooperation	9

2.12	Documentation	9

2.13	Exclusions	9

2.14	Exclusion of Warranties	10

ARTICLE 3	COMPENSATION	10

3.1	Services Fees	10

3.2	Out-of-Pocket Costs	11

3.3	Invoicing	11

3.4	Excess Costs	12

3.5	Due Date	12

3.6	Taxes	13

3.7	Records; Audit	13

ARTICLE 4	OWNERSHIP OF ASSETS: INTELLECTUAL PROPERTY AND RIGHTS OF REFERENCE; INVENTORY	14

4.1	Ownership	14

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

i

4.2	Limited License	18

4.3	Inventory	19

ARTICLE 5	CONFIDENTIALITY	20

5.1	Confidentiality Obligations	20

5.2	Permitted Uses and Disclosures	20

5.3	Return or Destruction of Confidential Information	21

5.4	Survival	22

ARTICLE 6	LIMITATION OF LIABILITY; INDEMNIFICATION	22

6.1	Stock Purchase Agreement	22

6.2	Indemnification	22

6.3	Limitation of Liability	23

ARTICLE 7	TERM AND TERMINATION	23

7.1	Term	23

7.2	Termination of Services	23

7.3	Asset Transfer	25

7.4	Accrued Rights	25

7.5	Surviving Obligations	25

ARTICLE 8	MISCELLANEOUS	25

8.1	Force Majeure	25

8.2	Independent Contractor	26

8.3	Assignment	26

8.4	No Benefit to Third Parties	26

8.5	Notices	26

8.6	Severability	27

8.7	Governing Law	27

8.8	Jurisdiction	28

8.9	Service of Process	28

8.10	Waiver of Jury Trial	28

8.11	Amendments and Waivers	28

8.12	Joint Drafting	28

8.13	Obligations	29

8.14	Counterparts	29

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

ii

8.15	Entire Agreement	29

8.16	Dispute Resolution	29

SCHEDULES

Schedule 2.1                         Work Order

Schedule 2.4.2                      Key Employees

EXHIBITS

Exhibit A                               Pass-Through Agreements

Exhibit B                               Form of Seller IND Transfer Letter

Exhibit C                               Form of Company IND Transfer Letter

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

iii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) dated as of March 30, 2016 (the “Effective Date”), by and between Eisai Inc. a Delaware corporation (“Seller”), and AkaRx, Inc., a Delaware corporation (the “Company”).   Seller and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller and PBM AKX Holdings, LLC, a Delaware limited liability company (“Purchaser”) are parties to that certain Stock Purchase Agreement, dated as of March 29, 2016 (the “Stock Purchase Agreement”), pursuant to which Purchaser is purchasing from Seller the Shares (as defined in the Stock Purchase Agreement);

WHEREAS, as the sponsor of the Ongoing Trials (as defined in the Stock Purchase Agreement), Seller has entered into the agreements listed in Exhibit A hereto relating to the conduct of the Ongoing Trials (collectively, the “Pass-Through Agreements”); and

WHEREAS, following the consummation of the transactions contemplated by the Stock Purchase Agreement, Seller has agreed to perform Services (defined below) for the benefit of Purchaser and the Company with respect to the Company’s operation of the Company Business (as defined in the Stock Purchase Agreement), subject to the terms and conditions contained herein which the Parties acknowledge have been negotiated on an arms’ length basis by Purchaser (on behalf of the Company) and Seller.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and set forth in the Stock Purchase Agreement and the other Ancillary Agreements (as defined in the Stock Purchase Agreement), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Certain Defined Terms.  Unless otherwise specifically provided herein, capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings ascribed thereto in the Stock Purchase Agreement.  As used herein, the following capitalized terms have the following meanings.

“Accountant” means a nationally recognized independent accounting firm to be mutually agreed upon by Seller and the Company.

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

“Applicable Laws” means the applicable provisions of any and all Laws, Judgments, directives, and approvals of or from any Governmental Entity, as they may be in effect from time to time, including the FDCA, Drug or Health Laws, and Privacy Laws.

“Clinical Trial Materials” means materials used in the conduct of the Ongoing Trials or otherwise in the performance of Clinical Trial Services, including the Compound and Products packaged for use in the Ongoing Trials.

“Compound INDs” means Investigational New Drug Application #062122, Investigational New Drug Application #075537 and Investigational New Drug Application #076680” (collectively, the “US INDs”) and any and all other Investigational New Drug Applications or their foreign equivalents (including any clinical trial authorizations) for the Compound held by Seller or any of its Affiliates as of the Effective Date.

“Excluded Services” means corporate management, legal, insurance, treasury, tax, travel planning services, meeting planning services, public affairs, internal audit and all other services not specifically covered by the Work Order or any Change Order.

“FTE” means the equivalent of the work of one employee of Seller full time for one Calendar Year (consisting of at least a total of [***] hours per Calendar Year of work in directly providing the Services). If a Change Order contemplates that any Seller employee would devote fewer than [***] hours per year in providing the Services, such employee shall be treated as an FTE on a pro-rata basis, calculated by dividing the actual number of hours worked by such employee in providing the Services by [***].  Any employee who devotes more than [***] hours per year in providing the Services shall be treated as one (1) FTE, unless otherwise indicated in a Change Order.

“FTE Costs” means, with respect to any Calendar Quarter, the product of (a) the estimated total number of FTEs during such Calendar Quarter, multiplied by (b) the FTE Rate applicable to such Calendar Quarter.

“FTE Rate” means $[***] per Calendar Year, or $[***] per Calendar Quarter.

“Guarantee” means the Guarantee, dated as of the date hereof, between Seller and PBM Capital Investments LLC.

“Ongoing Trials Information” means all materials, documents, data (including data contained in case report forms and all pharmacovigilance data and safety database information), information, records and reports that are either (i) generated or created (including by any clinical trial site or investigator or by any Pass-Through Contractor) in the conduct of the Ongoing Trials or (ii) disclosed or learned by Seller in the conduct of the Ongoing Trials and relate solely to the Compound or the Ongoing Trials.

“Pass-Through Contractors” means the counterparties that have entered into the Pass-Through Agreements with Seller.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Privacy Laws” means all Laws with respect to the collection, use, transfer, storage, deletion, processing (both by computer and manually), combination or other use of subject or other personal data, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder, any comparable foreign Laws relating to the security or privacy of medical information, and any applicable state privacy Laws.

“Regulatory Documentation” means all (i) regulatory applications, submissions, registrations, licenses, authorizations, filings (including Drug Approval Applications) and approvals, and (ii) correspondence, notifications and reports submitted to or received from Governmental Entities (including regulatory authority meeting requests, minutes and official contact reports relating to any communications with any regulatory authority) and all supporting documents with respect thereto, in each case, ((i) and (ii)), relating to the Compound or Product.

“Service Period” means, with respect to any particular Service, the period between the Effective Date and the end date of such Service as set forth in the Work Order or, if applicable, any Change Order.

1.2          Additional Defined Terms.  For purposes of this Agreement, the following capitalized terms have the meanings set forth in the pages indicated:

Accountant, 1	Debarred/Excluded, 10
Affiliate, 1	Disclosing Party, 17
Aggregate Expense Amount, 12	Dispute, 26
Agreement, 1	Documentation, 9
Applicable Company Employees, 4	Effective Date, 1
Applicable Employees, 4	Excluded Services, 2
Applicable Laws, 2	Extent, 2
Assigned Contract, 6	Force Majeure Event, 22
Breaching Party, 21	FTE, 2
Budget, 2	FTE Costs, 2
Change Order, 2	FTE Rate, 2
Chosen Courts, 25	Gurantee, 2
Clinical Trial Materials, 2	include, 2
Clinical Trial Service Period, 5	Including, 2
Clinical Trial Services, 5	Invoice Dispute, 12
CMC, 16	Key Employee, 4
Company, 1	Notice, 23
Company Indemnitees, 19	Notice Period, 21
Company Inventories, 16	Ongoing Trials Information, 2
Company Property, 14	Other Seller Costs, 11
Complaining Party, 21	Out-of-Pocket Costs, 11
Compound INDs, 2	Parties, 1
Confidential Information, 17	Party, 1

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Pass-Through Agreements, 1	Seller Indemnitees, 19
Pass-Through Contractors, 2	Seller Intellectual Property, 15
Payments, 13	Service, 2
Permitted Use, 18	Service Fee, 2
Person, 3	Service Period, 3
Pharmacovigilance Agreement, 7	Services, 2
Privacy Laws, 3	Services Fees, 2
Purchaser, 1	Stock Purchase Agreement, 1
PV Service Period, 7	Term, 20
Receiving Party, 17	Third Party Claims, 19
Regulatory Documentation, 3	Third Party Materials, 15
Retention Period, 9	Transition Managers, 8
Safety Information, 8	US INDs, 2
Seller, 1	Work Order, 2

1.3          Interpretation.  All Schedules and Exhibits annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in the Schedules or the Exhibits but not otherwise defined therein shall have the meaning as defined in this Agreement.  References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.  “Including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term, and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.  The descriptive headings of the several Articles and Sections of this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections”, “Schedules” or “Exhibits” shall be deemed to be references to Articles or Sections of this Agreement or Schedules or Exhibits hereto unless otherwise indicated.  The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  Unless otherwise specified or where the context otherwise requires, (A) wherever used, the word “or” is used in the inclusive sense (and/or), (B) references to a Person are also to its successors and permitted assigns, (B) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto, (C) references to monetary amounts are denominated in Dollars, and (D) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

ARTICLE 2

SERVICES

2.1          Provision of Services. The Parties have agreed upon the work order attached hereto and incorporated herein as Schedule 2.1 (the “Work Order”), which, as of the Effective Date, includes an estimated number of FTEs required to provide the Services, the agreed-upon FTE Costs payable for each Service (each, a “Service Fee” and collectively, the “Services Fees”), and the budget for payment of each Service Fee on a Calendar Quarter basis and the anticipated Out-of-Pocket Costs (the “Budget”) and, within ninety (90) days following the Effective Date will be revised by mutual agreement of the Parties to also describe the deliverables to be provided and the tasks and activities to be performed by Seller pursuant to this Agreement (each, a “Service” and collectively, the “Services”) and the Service Period for each Service. Any changes to the Services or the Work Order, including any modification to the Services Fees, the Budget or any Service Period, shall be made only with the written approval of both Parties and shall be detailed in a written amendment to the Work Order, which shall be deemed incorporated herein upon execution by both Parties’ Transition Managers (“Change Order”); provided, that Seller shall not unreasonably withhold consent to any Change Order, and any Services so provided under any Change Order shall be on fee terms that are consistent with the fee terms set forth in this Agreement. All Change Orders, including any increases in the Services Fees and any changes in the Budget (including increases or decreases due to acceleration of activities) must be approved by the Company in a writing signed by the Company’s Transition Manager prior to Seller commencing or accelerating any work arising from such change or charging any costs that exceed the Services Fees or Budget; provided, however, that (a) the Company shall not unreasonably withhold, condition or delay approval of any Change Order that results from circumstances not within the reasonable control of Seller or its Affiliates (including any delay or extension of the Ongoing Trials or any requirement by a Governmental Entity or Applicable Law) and (b) if the Company so unreasonably withholds, conditions or delays, or otherwise refuses to grant, consent to such Change Order, Seller shall have no obligation to provide, or cause to be provided, any work or Service that is the subject of such Change Order.   Only the Transition Managers shall be authorized to execute any Change Order.  To the extent that any terms set forth in the Work Order or any Change Order conflict with the terms of this Agreement, the terms of this Agreement shall control unless the Work Order or Change Order specifically references a provision of this Agreement and indicates that the terms of the Work Order or Change Order shall control over such provision. Any deliverables to be provided hereunder shall be provided in accordance with the acceptance criteria included in the Work Order or any Change Order or, if there are no acceptance criteria for a deliverable included in the Work Order or any Change Order, such deliverable shall be subject to the Company’s reasonable approval.

2.2          Services Performed by Affiliates and Third Parties.  Seller shall have the right to perform the Services either itself or through any Affiliate or through any Third Party that performs Services for the benefit of Seller or its Affiliates as of the Effective Date. Except as provided in the preceding sentence or as set forth in Section 2.3, Seller may not subcontract or delegate any of the Services to a Third Party without the Company’s prior written consent.  In the event that the Company does so consent, then any agreement entered into by Seller with the permitted Third Party subcontractor shall, to the extent reasonably practicable, name the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Company as intended third party beneficiary of such agreement and provide for ownership and allocation of Intellectual Property rights and for obligations of confidentiality, record-keeping, and access that are consistent with the terms of this Agreement. Notwithstanding any permitted subcontracting, subject to Section 6.3, Seller shall remain liable for the performance of any obligations hereunder that it delegates to a subcontractor, and Seller hereby expressly waives any requirement that the Company exhaust any right, power or remedy, or proceed directly against such subcontractor, for any obligation or performance hereunder, prior to proceeding directly against Seller.

2.3          Pass-Through Agreements.  Subject to this Section 2.3, the Company hereby consents to Seller’s subcontracting and delegation to the Pass-Through Contractors of the Ongoing Trials-related services set forth in the Pass-Through Agreements. Within seven (7) Business Days after the Effective Date, Seller shall instruct each of the Pass-Through Contractors to copy the Company’s Transition Manager on all email communications with respect to all matters pertaining to the Ongoing Trials (but not with respect to Seller’s unrelated business or products) and to provide to the Company, at the same time as the Pass-Through Contractor provides to Seller, all updates, reports, documentation and other information relating to the Ongoing Trials to be provided under the Pass-Through Agreements; provided, however, that in the event the Pass-Through Contractor fails to follow such instructions with respect to any such communications, Seller shall promptly inform the Company of all such communications from such Pass-Through Contractor related to the status, cost and progress of, and other substantive matters with respect to the Ongoing Trials.  For clarity, Seller shall not have any liability for any Pass-Through Contractor’s failure to follow such instructions.  From and after the Effective Date, subject to Section 2.4.3, Seller shall continue to interact directly with the Pass-Through Contractors and shall have the authority to make ordinary course decisions with respect to all matters pertaining to the Ongoing Trials; provided, that, in the course of interacting with the Pass-Through Contractors or making decisions pertaining to the Ongoing Trials, Seller shall not take any action that (i) would cause Seller to breach any Pass-Through Agreement or to violate any Applicable Laws or (ii) is inconsistent with the Company’s reasonable directions to Seller or final decision-making authority as provided in Section 2.4.3. Subject to the foregoing, Seller shall continue to perform its obligations and comply with all of the terms applicable to Seller under the Pass-Through Agreements (except to the extent any act or omission by the Company materially inhibits or prevents Seller’s performance of such obligations) and, at the request of the Company, Seller shall enforce the provisions and obligations of the Pass-Through Contractors under each of the Pass-Through Agreements for the benefit of the Company. Seller covenants and agrees that it shall not amend, waive any right under, voluntarily terminate, or, except as set forth in this Section 2.3, take any other material action under or with respect to any of the Pass-Through Agreements as they relate to the Ongoing Trials without the Company’s prior written consent.

2.4          Services Standard; Applicable Employees.

2.4.1       The Company acknowledges that Seller is not in the business of providing services to Third Parties and is entering into this Agreement only in connection with the transactions contemplated by the Stock Purchase Agreement.  Seller shall perform the Services in accordance with the terms and conditions of this Agreement, including the Work Order, with

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

substantially the same degree of skill, quality and care utilized by Seller (or its Affiliates) in performing such activities for the Company prior to the Effective Date (subject to any requirements of Section 2.3 and this Section 2.4) and in compliance with all Applicable Laws.

2.4.2       Seller shall ensure that its (and its Affiliates’) employees who perform Services (the “Applicable Employees”) are properly trained and sufficiently qualified and experienced to perform the Services in accordance with this Section 2.4.  Without limiting the foregoing, unless the Company agrees otherwise in writing (such agreement not to be unreasonably withheld, conditioned or delayed), Seller shall utilize in the performance of the Services the same employees utilized by Seller in performing such activities for the Company prior to the Effective Date, or employees of Seller who have substantially equivalent training, qualifications and experience as such employees, provided, that in each case such employees (including those utilized to perform activities for the Company prior to the Effective Date) meet the standards set forth in this Section 2.4.  Notwithstanding the foregoing, subject to resignations or terminations in accordance with Seller’s policies, Seller shall utilize each of the Applicable Employees listed in Schedule 2.4.2 (each a “Key Employee”) to perform the same Services as such Key Employee provided for the Company prior to the Effective Date, and Seller shall not diminish or alter (through transfer, reassignment or otherwise) the scope of any Services or any obligations with respect to the Services performed by any Key Employee prior to completion of the applicable Services and expiration of the Service Period applicable to the Services assigned to such Key Employee, without the prior written consent of the Company.  Seller shall notify the Company (through the Transition Managers) if any Key Employee provides notice of resignation to or is terminated by Seller in accordance with Seller’s policies.

2.4.3       Notwithstanding anything to the contrary herein, the Company shall have the authority to reasonably direct the Applicable Employees in the manner of performing the Services and shall have final decision-making authority with respect to matters that, in the Company’s sole judgment, would be expected to materially affect the Ongoing Trials or the time to completion thereof or materially affect the cost of completing the Ongoing Trials.  All of the Company’s directions to Applicable Employees shall be made through Seller’s Transition Manager or the Key Employees.  Seller’s Transition Manager and Key Employees shall have the responsibility within Seller’s organization for interacting directly with the other Applicable Employees and shall have the authority to cause such other Applicable Employees to carry out the Company’s reasonable directions.  Seller shall instruct the Applicable Employees to, and shall take reasonable actions to ensure that the Applicable Employees shall, (a) comply with all reasonable directions relating to the Services given by the Company (and communicated through Seller’s Transition Manager and the Key Employees) and (b) respond promptly to the Company’s reasonable inquiries relating to the Services.  The Company shall instruct its employees with responsibility for carrying out the Company’s rights and duties under this Agreement or otherwise with respect to the Ongoing Trials (the “Applicable Company Employees”) to, and shall take reasonable actions to ensure that such employees shall respond promptly to Seller’s reasonable inquiries relating to the Services.  In the event that either Party (the “Notifying Party”) reasonably believes that the Applicable Employees or the Applicable Company Employees, as applicable, are failing to promptly respond to such inquiries or that the Applicable Employees are failing to comply with all reasonable directions relating to the performance of the Services given by the Company in accordance with this Section 2.4.3, the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Notifying Party’s Transition Manager shall notify the other Party’s Transition Manager of such unresponsiveness and the Transition Managers shall discuss and work together in good faith to resolve any impact such failure may have to the provision of the Services.  In the event such failures to promptly respond or to comply with reasonable directions are not resolved within ten (10) Business Days after the Notifying Party’s Transition Manager provides notice of such failure(s) to the other Party’s Transition Manager, or if any such failure that is successfully resolved by the Transition Managers recurs two (2) or more times in the three (3) month period following such resolution, such failure(s) shall be deemed to be a material breach of this Agreement.

2.4.4       Each Party acknowledges and agrees that the Applicable Employees are not, and are not intended to be or be treated as, employees of the Company or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that may be sponsored by the Company or any of its Affiliates or that may be offered from time to time by the Company or its Affiliates to its or their own employees. Except as expressly set forth in this Agreement, from and after the Effective Date, Seller’s and the Company’s respective obligations and rights with respect to the Company Business shall be as set forth in the Stock Purchase Agreement and any applicable other Ancillary Agreements.  For the avoidance of doubt, the Services do not include, and Seller shall have no obligation to provide, any of the Excluded Services; provided that, for clarity, Seller shall provide oversight and management incidental to the Services.

2.4.5       Seller shall perform its obligations and comply with all of the terms applicable to Seller under all of its agreements with Third Parties that perform Services for the benefit of Seller or its Affiliates as of the Effective Date and with any other permitted Third Party subcontractors (except to the extent any act or omission by the Company prevents Seller’s performance of such obligations).

2.5          Ongoing Trials; Drug Approval Applications.

2.5.1       As set forth in the Work Order, Seller shall oversee and manage the Ongoing Trials, including the services and activities of the Pass-Through Contractors under the Pass-Through Agreements, subject to Section 2.3 and the control and direction of the Company as set forth in this Agreement. Seller shall hold and maintain the Compound INDs and continue as the sponsor of the Ongoing Trials during the Service Period for the Services set forth in the Work Order relating to the Ongoing Trials (such Services, the “Clinical Trial Services” and such period, as the same may be modified in a Change Order or terminated by the Company pursuant to Section 7.2.1, the “Clinical Trial Service Period”). As sponsor of the Ongoing Trials, Seller shall comply with all Applicable Laws, including regulations applicable to sponsors under 21 CFR 312. Seller and the Company shall, and shall cause their respective Affiliates to, file all documents required to be filed with each applicable Governmental Entity and take all other actions as reasonably may be required to effectuate the transfer of the Compound INDs from Seller to the Company in the Territory in accordance with Applicable Laws as soon as reasonably practicable after the Clinical Trial Service Period or such earlier time as may be requested in writing by the Company (to the extent not prohibited by Applicable Law or the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

applicable Governmental Entity).  Subject to the foregoing, Seller shall file with FDA the transfer letters in the form of Exhibit B transferring to the Company the US INDs and the Company shall file with FDA the transfer letters in the form of Exhibit C accepting the transfer of the US INDs, in each case, within five (5) Business Days following the end of the Clinical Trial Service Period or such earlier time as may be requested in writing by the Company; provided, that, as between the Parties, nothing in such transfer letters filed by Seller or the Company shall affect the rights or obligations of the Parties hereunder.  Transfer of title to each of the Compound INDs in the Territory from Seller to the Company shall be effective as of the end of the Clinical Trial Service Period or such earlier time as may be requested in writing by the Company.  All Drug Approval Applications (other than the Compound INDs) shall be filed under the Company’s name and the Company may designate Seller as its agent if the Company deems it necessary or useful for Seller, in the course of performing the Services, to respond to inquiries from Governmental Entities with respect to such filings.  Seller shall not have any obligations with respect to post-approval obligations imposed by relevant Governmental Entities in connection with the grant of any Drug Approval Application.

2.5.2       After transfer of the US INDs to the Company, the Company commits to (a) complying with the reporting requirements for important safety information: reporting any unexpected fatal or life-threatening adverse events associated with the use of the Compound or any Product by telephone or fax no later than seven (7) days after initial receipt of the information; and reporting any adverse experiences associated with the use of the Compound or any Product that is both serious and unexpected no later than fifteen (15) days after initial receipt of the information; and submitting annual reports within sixty (60) days of each anniversary of the date on which each US IND went into effect, (b) continue the agreements, promises, and conditions made by Seller to FDA and contained in the application with respect to each US IND, and (c) notify FDA of any changes made to any US IND in accordance with the new principles and requirements identified under 21 CFR 312 as clinical trials continue.

2.6          Assigned Contracts.  Prior to or promptly following the Clinical Trial Service Period (with respect to Contracts pertaining to the Clinical Trial Services) and at any time during the Term (with respect to other Contracts), the Parties will agree on which Contracts, if any, need to be assigned by Seller to the Company (collectively, the “Assigned Contracts”).  As promptly as practicable thereafter, subject to the receipt of all necessary Consents of Third Parties, Seller shall assign, transfer, convey and deliver to the Company each of the Assigned Contracts.  In the event the Consent of a Third Party is required in order to so assign, transfer, convey or deliver an Assigned Contract, Seller shall use commercially reasonable efforts to obtain such Consent for a period of six (6) months following the date on which the Parties agree to assign the applicable Assigned Contract, provided, that Seller shall have no obligation to (a) make any payments to any Third Party or incur any obligations in respect of any such Consent which payments are not subject to reimbursement by the Company or which obligations are not assumed by the Company hereunder, or (b) enter into any alternative arrangements that are not commercially reasonable or that are not subject to reimbursement by the Company hereunder, in either case, in the event that any such Consent is not obtained.  In the event Seller is unable to obtain the necessary Consent to assign any Assigned Contract, Seller shall continue to enforce such Assigned Contract for the benefit of the Company for the six (6) month period following the date on which the Parties agree to assign the applicable Assigned Contract or if longer, for so long as any ongoing

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

obligations of the Third Party under such Assigned Contract (such as confidentiality obligations) remain in effect (provided that the Company pays or otherwise performs any corresponding obligation under any such Assigned Contract).  The Company shall reasonably cooperate with Seller in its efforts to obtain any Third Party Consents contemplated by this Section 2.6.

2.7          Regulatory Services.

2.7.1       In the event Seller, in the course of performing the Services, is required to submit any Regulatory Documentation to a Governmental Entity, Seller shall provide the Company a draft of such Regulatory Documentation as far in advance of the intended date of submission as reasonably possible and shall incorporate any comments thereto provided by the Company.  Seller shall promptly notify the Company of any other Regulatory Documentation received from or to be submitted to any Governmental Entity, including correspondence, meeting minutes and summaries received by Seller from, or to be submitted by Seller to, any Governmental Entities, and shall provide the Company with copies thereof within five (5) Business Days after receipt thereof or, if such documents are prepared by Seller for submission to Governmental Entities, sufficiently in advance of such submission so as to allow the Company to review and finalize the content of such submission with Seller. Notwithstanding the foregoing, Seller shall not be required to delay a regulatory submission to any Governmental Entity or incorporate any comments of the Company to the extent doing so would cause Seller to violate the requirements of a Governmental Entity or Applicable Laws.  For clarity, the terms of this Section 2.7.1 do not apply to correspondence with or reporting to Governmental Entities regarding adverse events or other safety information pertaining to the Compound or Products, which correspondence and reporting are governed by the terms of Section 2.8.

2.7.2       Seller shall provide the Company with reasonable advance notice of all meetings, conferences and discussions scheduled with any Governmental Entity concerning the Compound or Product, and shall incorporate any input from the Company in preparing for such meetings, conferences or discussions; provided, that Seller shall not be required to incorporate any input from the Company to the extent doing so would cause Seller to violate the requirements of a Governmental Entity or Applicable Laws.  One or more representatives of the Company shall have the right to attend and participate in all such meetings, conferences, and discussions to the extent not prohibited by Applicable Law or the applicable Governmental Entity, and Seller shall facilitate such participation.  If the Company elects not to participate in such meetings, conferences or discussions, Seller shall provide the Company with written summaries of such meetings, conferences or discussions as soon as reasonably practicable after the conclusion thereof.

2.8          Pharmacovigilance.  Until the end of the Service Period set forth in item 8 in the Work Order (such period, as the same may be modified in a Change Order or terminated by the Company pursuant to Section 7.2.1, the “PV Service Period”), Seller shall bear responsibility for pharmacovigilance relating to the Compound and Products, including for the timely reporting of all adverse drug reactions/experiences and aggregate safety data relating to the Compound. As part of the Services, Seller shall communicate with the Company regarding Product pharmacovigilance matters and, in furtherance thereof, the Parties shall enter into a separate agreement setting forth the pharmacovigilance responsibilities and procedures for safety

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

information exchange to be carried out by the Parties (the “Pharmacovigilance Agreement”).  The Pharmacovigilance Agreement shall contain guidelines and procedures for the receipt, investigation, recording, communication, and exchange of reports of adverse drug reactions/experiences, safety data and other information concerning the safety of Product or the Compound (“Safety Information”), and shall in all events include such terms as are necessary to ensure that the Parties comply with Applicable Laws and meet the reporting requirements of any applicable Governmental Entity.  Without limiting the foregoing, prior to execution of the Pharmacovigilance Agreement, Seller shall instruct Quintiles, Inc. to copy the Company’s Transition Manager on all communications transmitting Safety Information to Seller, and in the event Seller receives any Safety Information that meets the criteria for a Serious, Suspected Adverse Drug Reaction (as defined in ICH E2A) in a communication to which the Company is not copied, Seller shall send the source documents including such Safety Information that were transmitted by Quintiles, Inc. to the Company, or other mutually agreed format, via email or fax as soon as possible, but, in any event, not later than One (1) Business Day after Seller receives such Safety Information, and, in the event Seller receives any information concerning any investigation, inquiry or other action by any Governmental Entity concerning the safety of the Compound or Product, Seller shall send such information to the Company via email or fax as soon as possible, but in any event, no later than two (2) days after Seller receives notice of such investigation, inquiry or other action. As soon as reasonably practicable after the PV Service Period or such earlier time as may be requested in writing by the Company, Seller shall take all actions as reasonably may be required to effectuate the transfer to the Company of all Safety Information, including the portion of Seller’s global safety database that pertains to the Compound and the Products.

2.9          Location of Services Provided; Travel Expenses.  Seller shall provide the Services to the Company, as applicable, from locations of Seller’s choice in its sole discretion unless Services are required to be performed at a specific location identified in the Work Order.  Should the provision of Services require any personnel of Seller to travel beyond 50 miles from his or her employment location, the Company shall reimburse Seller for all reasonable travel-related costs, consistent with Seller’s travel policy, which costs shall be deemed Other Seller Costs and shall be reimbursed in accordance with Section 3.2; provided, however, that the Company shall have no obligation to reimburse Seller for such travel-related costs unless such travel is pre-approved by the Company and any expenses in excess of $1,000 associated with such travel are pre-approved by the Company.

2.10        Transition Management .  Within five (5) Business Days after the Effective Date, the Company and Seller each shall designate an appropriate point of contact for all questions and issues relating to the Services (the “Transition Managers”).  Each of Seller and the Company may, by written notice given to the other such Party, replace its Transition Manager.  The Transition Managers shall meet at least twice per month, or on such other schedule as mutually agreed upon by Seller and the Company, during the Term in person or telephonically in order to discuss the status of the Services and to manage any open issues relating to the Services.  In addition, if and as reasonably requested by the Company, the Transition Managers will establish transition teams composed of representatives from each Party who have the requisite experience and authority to enable such representatives to monitor, coordinate and make decisions on behalf of the Parties with respect to the Services (or any particular Service).

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

2.11        Cooperation.  Each of the Company and Seller shall use commercially reasonable efforts to cooperate with one another in all matters relating to the provision and receipt of the Services.  Without limiting the generality of the foregoing sentence, the Company shall permit Seller, its Affiliates and its and their employees and agents reasonable access, upon reasonable notice during regular business hours, to such personnel of the Company as are involved in receiving or overseeing the Services, and data and records of the Company as reasonably requested by Seller to facilitate Seller’s performance under this Agreement. Seller shall be excused from performing any obligation under this Agreement to the extent the Company’s failure to perform its obligations under this Agreement prevents Seller’s performance of such obligation, including to the extent any Service is dependent on the Company timely providing to Seller or any of its Affiliates information, materials, products and like items in a manner substantially similar in nature, quality and timeliness to the information, materials, products and like items provided by the Company to Seller and its Affiliates at the time of the Closing and the Company fails to so provide such information, materials, products and like items; provided, however, in the event that the Company fails to provide such information, materials, products and like items, the Transition Manager of Seller shall provide notice of such failure to the Transition Manager of the Company and the Transition Managers shall discuss and work together in good faith to resolve any impact such failure may have to the provision of the Services.  Upon the Company’s request, Seller shall reasonably cooperate with the Company to renegotiate the terms of any existing agreement with a Third Party contractor that is required for Seller to provide any Services in order to reduce (to the extent reasonably possible) the amounts paid by Seller to such Third Party contractor in connection with the Services.  The Company shall reimburse Seller for all actual, reasonably incurred, documented, out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with such cooperation, which costs and expenses shall be deemed Other Seller Costs and shall be reimbursed in accordance with Section 3.2.

2.12        Documentation.  As part of the Services, Seller shall create and keep (and shall cause its Affiliates and permitted subcontractors to create and keep) accurate records, notes, reports, writings and other documentation reflecting all work done and results achieved in performance of the Services (collectively, “Documentation”), in tangible or electronic form, in a timely, accurate, complete and legible manner.  Seller shall (and shall cause its Affiliates and permitted subcontractors to) maintain the Documentation during the Term and for the longest of (a) five (5) years after expiration or termination of this Agreement, (b) two (2) years after FDA approval of the New Drug Application for the Product, or (c) the retention period required by Applicable Laws, if any (“Retention Period”).  During the Retention Period, upon reasonable advanced notice during regular business hours, Seller shall make the Documentation available for inspection and copying by the Company, at the Company’s sole cost and expense.  After the Retention Period, Seller shall provide the Company at least sixty (60) days’ written notice before destroying any Documentation and, if requested by the Company, Seller shall transfer the Documentation to the Company or its designee at the Company’s expense.

2.13        Exclusions.  Notwithstanding anything herein to the contrary, in no event shall Seller or any of its Affiliates be (a) obligated to provide any Services that would be unlawful for Seller to provide or that would require Seller to violate Applicable Law; (b) obligated to hire any additional employees to perform the Services or maintain the employment of any specific

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

employee, except as set forth in Section 2.4.2 and, if applicable, the Work Order; (d) subject to Section 2.4, obligated to hire replacements for employees that resign, retire or are terminated; (e) obligated to enter into retention agreements with employees or otherwise provide any incentive beyond payment of regular salary and benefits; (f) subject to Section 2.4, prevented from transferring after the Effective Date any employees (other than Key Employees) who were supporting the Company Business as of the Effective Date to support other businesses of Seller or its Affiliates or to assume other roles with Seller or its Affiliates to the extent such employees are not required to provide Services; or (g) subject to Section 2.4, prevented from determining, in its sole discretion, the individual employees (other than Key Employees) who will provide Services.

2.14        Seller’s Representations, Warranties and Covenants.  Seller hereby represents, warrants and covenants to the Company as follows:

(a)           except to the extent such performance is expressly excused by this Agreement, it shall perform the Services in compliance with the Work Order, all Applicable Laws and the standards set forth in Section 2.4; and

(b)           neither it, nor any of its Affiliates, nor to Seller’s Knowledge, any of their respective officers, employees, agents, representatives, subcontractors or other persons used in the performance of its obligations under this Agreement has been debarred or suspended under 21 U.S.C. §335(a) or (b), excluded from a federal health care program, debarred from federal contracting, or convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud (“Debarred/Excluded”). Seller shall promptly notify the Company if Seller becomes aware that it, any of its Affiliates, or any officer, employee, agent, representative, subcontractor or other Person who is performing any activities under this Agreement is or becomes Debarred/Excluded or receives notice of action or threat of action to be Debarred/Excluded.  In the event that Seller, any of Seller’s Affiliates or any officer or employee of Seller or any of its Affiliates who is performing any activities under this Agreement is or becomes Debarred/Excluded or receives notice of action or threat of action to be Debarred/Excluded, the Company shall have the right to terminate this Agreement.  In the event that any other Person who is performing any activities under this Agreement on behalf of Seller is or becomes Debarred/Excluded or receives notice of action or threat of action to be Debarred/Excluded, upon notice from the Company, Seller shall promptly terminate the agreement under which such activities are provided.

2.15        Exclusion of Warranties.  EXCEPT AS PROVIDED IN THIS AGREEMENT OR THE STOCK PURCHASE AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES.

ARTICLE 3

COMPENSATION

3.1          Services Fees. In consideration for the performance of the Services by Seller, the Company shall pay the Services Fees with respect to the applicable Services in accordance with

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

the Budget. The Company shall not be obligated to pay to Seller (a) for any Service, any amount in excess of the Service Fee amount set forth in the Budget for performance of such Service or (b) Services Fees that exceed, in the aggregate, $[***], unless, in each case ((a) and (b)), the Company consents to do so in writing.

3.2          Out-of-Pocket Costs.  In addition to the Services Fees, the Company shall reimburse Seller for (a) all amounts paid by Seller to the Pass-Through Contractors for performance of Ongoing Trials-related services under the Pass-Through Agreements, (b) those out-of-pocket costs and expenses described in the Budget or any Change Order; (c) except as provided in clauses (d) through (g) immediately below, any other actual, reasonably incurred, documented, out-of-pocket costs and expenses paid by Seller or its Affiliates to Third Party contractors in order to perform the Services; ((a) through (c), collectively, “Out-of-Pocket Costs”); (d) fees associated with securing any Consents required from Third Party contractors pursuant to Section 2.6; (e) actual, reasonably incurred, documented, out-of-pocket costs or expenses incurred by Seller, its Affiliates or subcontractors for the extraction, conversion and transfer of data required to be provided to the Company under this Agreement (to the extent not included in the Services); (f) actual, reasonably incurred, documented, out-of-pocket costs or expenses incurred by Seller or its Affiliates in connection with the delivery or destruction of Clinical Trial Materials pursuant to Section 4.3; (g) Seller’s and its Affiliates’ actual, reasonably incurred, documented, out-of-pocket costs and expenses for the transfer and delivery to the Company of the tangible TSA Assets and Company Property contemplated by Section 7.3; (h) Seller’s and its Affiliates’ actual, reasonably incurred, documented, out-of-pocket costs and expenses contemplated by Section 2.11; and (i) all reasonable travel-related costs contemplated by and subject to Section 2.9 ((d) through (i), collectively, “Other Seller Costs”); provided, that Seller provides the Company with reasonably detailed documentation identifying such Out-of-Pocket Costs and Other Seller Costs and, upon the Company’s request, provides the Company with receipts and other reasonable supporting documentation.  Except to the extent a lower threshold is provided for in this Agreement, to the extent any Out-of-Pocket Costs (other than as described in clause (a) immediately above) or Other Seller Costs are not included in the Budget or any Change Order, Seller shall not incur any such costs in excess of $[***] and the Company shall have no obligation to reimburse any such costs in excess of $[***], unless approved in advance in writing by the Company.  In addition, Seller shall allow the Company to participate in discussions with Seller and any Third Party regarding any agreement or other arrangement to pay Out-of-Pocket Costs (other than as described in clause (a) immediately above) or Other Seller Costs (that, in either case, are not included in the Budget or any Change Order) in excess of $[***]. Out-of-Pocket Costs and Other Seller Costs shall be reimbursed at actual cost without markup and, notwithstanding anything herein to the contrary, shall not include any late fees or other penalties incurred by Seller in connection therewith except to the extent caused by the Company.  The Company reserves the right to decline to pay unsupported or unexplained costs or expenses and, except as provided in this Section, any costs or expenses not included in the Budget or any Change Order.

3.3          Invoicing.  Seller shall, on a Calendar Quarter basis, invoice the Company for applicable Services Fees, Out-of-Pocket Costs and Other Seller Costs.  To the extent applicable, Services Fees will be prorated for any partial Calendar Quarter based on the actual number of

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

days in such Calendar Quarter for which Seller was providing the applicable Services relative to the total number of days in such Calendar Quarter.  All Services Fees shall be billed in arrears.

3.4          Excess Costs.  If the aggregate amount of Services Fees and Out-of-Pocket Costs actually paid or reimbursed by the Company to Seller in cash hereunder (including through payment of the principal amount of the Note) exceeds $[***] (the “Aggregate Expense Amount”), Purchaser shall be entitled to deduct such excess amounts from the Milestone Payments payable by the Company under Section 1.02(a) of the Stock Purchase Agreement in accordance with the terms and conditions of such section.

3.5          Due Date.

3.5.1       The Company shall pay the undisputed portion of each invoice for Other Seller Costs promptly, but in no event later than forty-five (45) days, after the date of receipt of such invoice and acceptance of any deliverables to be provided.  Upon delivery of each invoice to the Company for Services Fees and Out-of-Pocket Costs, the principal amount of the Note shall automatically be increased by the aggregate amount of Services Fees and Out-of-Pocket-Costs reflected in such invoice (less any Services Fees or Out-of-Pocket Costs covered by such invoice that are paid by the Company in cash); provided, however, that if prior to the date of such invoice (a) PBM Capital Investments LLC fails to perform any of its obligations under Section 6 of the Guarantee or has breached any representation or warranty in Section 5.5 of the Guarantee or (b) the Company’s Obligations (as defined in the Note) have been accelerated, in each case ((a) and (b)), the Company shall pay the undisputed aggregate amount of Services Fees and Out-of-Pocket Costs reflected in such invoice in cash promptly, but in no event later than forty-five (45) days, after the date of receipt of such invoice and acceptance of any deliverables to be provided.  If there is any dispute concerning any portion of an invoice for Services Fees, Out-of-Pocket Costs or Other Seller Costs (an “Invoice Dispute”) that is not resolved by the Parties within thirty (30) days after the date of such invoice, such Invoice Dispute shall be referred for decision to the Accountant.  The decision of the Accountant shall be in writing and, except for manifest error on the face of the decision, shall be binding on both Seller and the Company.  The Company shall bear and pay 100% of the cost of the Accountant unless the Accountant determines all matters in such Invoice Dispute in favor of the Company, in which case Seller shall bear and pay 100% of the cost of the Accountant.  Any amount payable by the Company or Seller based on the Accountant’s decision shall be (i) to the extent related to the Other Seller Costs or to any Service Fees or Out-of-Pocket Costs payable in cash in accordance with this Section 3.5.1, paid within fourteen (14) days after the date of such decision or (ii) to the extent related to the Services Fees or the Out-of-Pocket Costs (unless payable in cash in accordance with this Section 3.5.1), added to or deducted from, as applicable, the principal amount of the Note, in each case, ((a) and (b)), in accordance with this Section 3.5.1; provided, that to the extent any Services Fees or Out-of-Pocket Costs are deducted from the principal amount of the Note in accordance with clause (b), such deduction shall be made retroactive to the date of the invoice that was the subject of the Invoice Dispute, and any interest accruing from such date shall also be eliminated.  Each Party shall reasonably cooperate with the Accountant in connection with the resolution of any Invoice Dispute.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

3.5.2       Any payments under this Agreement that are not made on or before the applicable due date shall bear interest at the rate of the Prime Rate, as reported in the print edition of The Wall Street Journal, Eastern Edition, plus two percent (2%), on the payment due date or, if unavailable, on the latest date prior to the payment due date on which such rate is available, or the maximum rate allowed by Law, whichever is less, calculated on a daily basis, based on the actual number of days elapsed from the payment due date to the date of actual payment.

3.6          Taxes.  The Company shall be responsible for all Taxes, if any, imposed in connection with this Agreement or the performance of Services, including any value added taxes, sales taxes, consumption taxes and other similar Taxes on the provision or receipt of the Services hereunder, exclusive of Taxes on Seller’s income.  If Seller or any of its Affiliates are required to pay such Taxes applicable to the Services, the Company shall promptly reimburse Seller therefor.  For the avoidance of doubt, the requirements of this Section 3.6 shall not apply to any employment-related taxes, income taxes or withholding and shall only apply to Taxes applicable to the Services.  The amounts payable by the Company to Seller pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law.  Seller alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by Purchaser) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Company shall deduct or withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold; provided, however, if Seller is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall deliver to the Company or the appropriate Governmental Entity (with the assistance of the Company to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Company of its obligation to withhold Tax, and the Company shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty.  If, in accordance with the foregoing, the Company withholds any amount, it shall make timely payment to the proper Taxing Authority of the withheld amount, and send to Seller proof of such payment within sixty (60) days following that payment.  The Company shall not change its domicile to a jurisdiction outside of the United States or assign this Agreement to any Person that is domiciled outside of the United States.

3.7          Records; Audit.

3.7.1       Each Party shall keep and maintain, and shall cause its Affiliates to keep and maintain, complete and accurate records and books of account documenting all expenses and all other data necessary for the calculation of the amounts payable to any other Party under this Agreement consistent with its standard procedures and policies in the ordinary course of business for a period of five (5) years after such expenses are incurred or, if longer, any retention period required by Applicable Law.

3.7.2       Upon either Seller’s or the Company’s request, the other such Party shall, and shall cause each of its Affiliates engaged in the performance of activities under this Agreement to, permit the requesting Party and its Representatives to inspect and audit the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

records and books of account maintained by it pursuant to Section 3.7.1 in order to confirm the accuracy and completeness of such records and books of account and all payments hereunder; provided, that no Party shall be entitled to exercise its inspection and audit rights under this Section 3.7.2 more than once per Calendar Year, unless, in any case, any prior audit resulted in an adjustment to amounts due hereunder.  The Party requesting the audit shall bear all out-of-pocket costs and expenses incurred in connection with any inspection or audit performed pursuant to this Section 3.7.2; provided, however, that the audited Party shall reimburse the Party requesting the audit for all reasonable costs and expenses incurred by such Party in connection with such inspection or audit if any such audit identifies an underpayment to the auditing Party or an overpayment to the audited Party hereunder in excess of 10% of the amounts actually payable.  In any case, the full amount of the underpayment or overpayment as applicable shall be payable to the applicable Party plus accrued interest at the rate set forth in Section 3.5.2.  All information disclosed pursuant to this Section 3.7.2 shall be subject to the non-disclosure and non-use provisions set forth in Article 5.

ARTICLE 4

OWNERSHIP OF ASSETS: INTELLECTUAL PROPERTY AND RIGHTS OF REFERENCE; INVENTORY

4.1          Ownership.

4.1.1       This Agreement and the performance of the Services hereunder shall not affect the ownership of any Intellectual Property rights or other assets as set forth in the Stock Purchase Agreement. For the avoidance of doubt, upon the Closing, Seller shall not retain title to, or ownership rights in, the Company or any Owned Intellectual Property or other assets of the Company, other than the TSA Assets, the Prohibited Registered IP, the Seller Manufacturing Technology, the Trademarks and certain domain names included in the Registered IP (which, for the avoidance of doubt, shall be licensed and subsequently transferred to the Company in accordance with Section 5.10(b), Section 5.10(c), Section 5.10(f) and Section 5.10(g) of the Stock Purchase Agreement, as applicable).

4.1.2       Except for any Seller Intellectual Property and any Third Party Materials, any and all results, products, deliverables (interim or final), reports, data (including raw data, processed data and data summaries), analyses (including analyses of data), inventions, ideas, improvements, documents (including CMC documents), discoveries, designs, drawings, protocols, processes, techniques, formulae, trade secrets, materials, methods, procedures, information, know-how, technology and other Intellectual Property that arise out of, or result from or are derived from, any of the Services or the Ongoing Trials, or that solely relate to the Compound or Products, including Ongoing Trials Information and Documentation but excluding Seller Manufacturing Technology (collectively, “Company Property”) shall be the sole and exclusive property of Company and shall be deemed the Confidential Information of the Company and subject to the confidentiality and non-use provisions of Article 5. Seller shall fully disclose to the Company any and all Company Property, whether conceived, reduced to practice, created, developed, derived, generated or otherwise obtained by Seller or its Affiliates or its or their employees, agents, consultants, subcontractors (including the Pass-Through Contractors) or other representatives, alone or jointly with others, promptly upon obtaining or becoming aware

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

of the development, creation, generation, conception or reduction to practice of such Company Property. To the extent any Company Property does not constitute Company Intellectual Property or TSA Assets (which are assigned or licensed to the Company pursuant to the Stock Purchase Agreement), Seller hereby assigns, and shall cause its Affiliates and its and their employees and subcontractors to assign, to Company all rights, title and interest in, to such Company Property.  Seller will, at the Company’s request and expense, perform any and all acts necessary to assist the Company in preparing, filing any patent applications and enforcing any patents covering such Company Property, or in otherwise perfecting its rights thereto, without further compensation other than reimbursement of Seller’s reasonable, documented out-of-pocket costs directly and solely relating thereto.

4.1.3       Notwithstanding the foregoing, the Company acknowledges and agrees that Seller and its Affiliates own and will retain all right, title and interest in and to inventions, ideas, improvements, documents (including CMC documents), discoveries, designs, drawings, protocols, processes, techniques, formulae, trade secrets, materials, methods, procedures, information, know-how, technology and other Intellectual Property (including Seller Manufacturing Technology) that have been or will be developed by Seller or its Affiliates outside the scope of this Agreement, but excluding Owned Intellectual Property and Product-Specific Manufacturing Technology (collectively, “Seller Intellectual Property”). Seller Intellectual Property shall also include all materials, documents, data (including data contained in case report forms and all pharmacovigilance data and safety database information), information, records and reports that are generated, created, disclosed or learned by Seller in the conduct of the Ongoing Trials to the extent such items are not included in the Ongoing Trials Information or are otherwise not included in the Company Property.  Seller shall not, without the Company’s prior written consent, incorporate or integrate any Seller Intellectual Property into any deliverables or other Company Property except as required to perform the Services.  Furthermore, Seller shall not, without the Company’s prior written consent, knowingly incorporate or integrate any materials, technology or Intellectual Property of any Third Party (“Third Party Materials”) into any deliverables or other Company Property unless, prior to incorporating such Third Party Materials, Seller shall have obtained from such Third Party any and all rights necessary to enable Seller to perform its obligations under this Agreement, including the granting of the rights as provided in the next sentence. To the extent that Seller incorporates or integrates Seller Intellectual Property or Third Party Materials into Company Property, in order to provide Company freedom-to-operate with respect to Company Property, Seller hereby grants to the Company a perpetual, assignable, sublicensable through multiple tiers, non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable license under the Seller Intellectual Property and under Seller’s rights, title and interest in and to the Third Party Materials (to the extent permitted under any agreement between Seller or any of its Affiliates and the applicable Third Party) to use, make, have made, sell, offer for sale, import, reproduce, prepare derivative works of, display, distribute, disclose or publish Company Property and to Exploit the Compound, Products and otherwise conduct the Company Business.

4.2          Limited License.  Solely for and with respect to performance of Services and other activities and obligations under this Agreement during the Term, the Company (on behalf of itself and its Affiliates) hereby grants to Seller and its Affiliates a non-exclusive, royalty-free, fully-paid up, worldwide, non-transferable, sublicensable (without the consent of the Company

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

to any Third Party that performs Services for the benefit of Seller or its Affiliates as of the Effective Date for the purpose of continuing the performance of such Services and otherwise with the prior written consent of the Company), license and right of reference to all Company Intellectual Property, Company Property and all Drug Approval Applications owned by the Company (if any during the Term), necessary or useful to perform the Services hereunder.

4.3          Inventory.  The Company shall make available to Seller, its Affiliates and Seller’s and its Affiliates’ respective subcontractors and agents, and hereby grants to each of them the right to use, store, import, export, transport, distribute and dispose of, free of charge, all inventories of the Compound and Products owned by the Company as of the Effective Date or at any time during the Clinical Trial Service Period (“Company Inventories”), solely for the purpose of providing the Clinical Trial Services.  Title to, and risk of loss with respect to, the Company Inventories shall remain with the Company.  Except as provided in the first sentence of this Section 4.3, during the Clinical Trial Service Period, Seller shall be responsible for supplying Clinical Trial Materials in connection with the provision of the Clinical Trial Services; provided that if the inventories of Clinical Trial Materials as of the Effective Date are insufficient to complete the Clinical Trial Services, Seller shall produce or procure additional Clinical Trial Materials, and the Company shall reimburse Seller for the costs of producing or procuring such additional Clinical Trial Materials, at Seller’s actual cost without markup.  If any Clinical Trial Materials are lost, damaged or destroyed while in the possession, custody or control of Seller, the Company shall bear all costs of replacing such Clinical Trial Materials unless such loss or destruction results from Seller’s or its employees’, agents’, consultants’, subcontractors’ and/or other representatives’ negligence, willful misconduct or failure to handle such Clinical Trial Materials in compliance in all material respects with the terms of this Agreement, all Applicable Laws and all product and other applicable specifications, in which case, Seller shall bear all such replacement costs.  Seller shall manufacture, handle, store, use, import, export, transport, distribute and dispose of Company Inventories and other Clinical Trial Materials in compliance in all material respects with all Applicable Laws, all product and other applicable specifications, and the terms of Seller’s agreements pertaining to the Ongoing Trials, including the Pass-Through Agreements, and shall use commercially reasonable efforts to ensure that the Company Inventories and other Clinical Trial Materials are used only for purposes of conducting the Ongoing Trials in accordance with the protocols for the Ongoing Trials. Promptly following the end of the Clinical Trial Service Period, Seller shall, as directed by the Company, either make available for delivery to the Company or any of its Affiliates any of such Company Inventories and other Clinical Trial Materials inventories that remain in the possession of Seller or any of its Affiliates or destroy all such inventories of Company Inventories and other Clinical Trial Materials and provide the Company with written certification of such destruction. If the Company elects to take possession, rather than destroy, the remaining inventories of Company Inventories and other Clinical Trial Materials, the Company or its applicable Affiliate shall be responsible for arranging the delivery of such remaining inventories with Third Parties reasonably acceptable to Seller.  The Company shall bear all costs and expenses associated with destruction or delivery of such remaining inventories of Company Inventories and other Clinical Trial Materials, which, to the extent incurred by Seller, shall be reimbursed in accordance with Section 3.2.  Nothing in this Section 4.3 shall limit or alter Seller’s obligations under the Supply Agreement, the Work Order or any Change Order relating to chemistry, manufacturing and

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

controls (“CMC”) activities, including Seller’s obligations relating to manufacture of stability samples and related activities and process and manufacturing development.

ARTICLE 5

CONFIDENTIALITY

5.1          Confidentiality Obligations.  Each of Seller and the Company shall, and shall cause their respective Affiliates and Representatives to, keep completely confidential and not publish, disclose or use, directly or indirectly, for any purpose, any Confidential Information of the Disclosing Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement (including pursuant to Section 5.2).  “Confidential Information” means the terms of this Agreement and any information provided by or on behalf of Seller, on the one hand, or the Company, on the other hand (in such capacity, a “Disclosing Party”) to the other (or to any of the other’s Affiliates or Representatives) (collectively, in such capacity, a “Receiving Party”) on or after the Effective Date in connection with the Services, and shall include all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting such information; provided, however, that all Company Property, including all Documentation and Ongoing Trials Information, shall be the Confidential Information of the Company, and the Company shall be deemed the Disclosing Party and Seller shall be deemed the Receiving Party of all Company Property regardless of which Party generated, furnished or otherwise disclosed the Company Property.  Confidential Information shall not include any information that the Receiving Party can establish by written documentation to:

(a)           have been publicly known prior to disclosure by the Disclosing Party or its Affiliates or Representatives to the Receiving Party;

(b)           have become publicly known, without fault on the part of the Receiving Party or the Receiving Party’s Representatives, subsequent to disclosure by the Disclosing Party or its Affiliates or Representatives to the Receiving Party;

(c)           have been received by the Receiving Party at any time after the Effective Date, other than in connection with the Services, from a source, other than the Disclosing Party or the Disclosing Party’s Affiliates or Representatives, lawfully having possession of and the right to disclose such Confidential Information; or

(d)           have been otherwise known by the Receiving Party (based upon written records of the Receiving Party) prior to disclosure by the Disclosing Party or the Disclosing Party’s Affiliates or Representatives to the Receiving Party (excluding Ongoing Trial Information, any information included in the TSA Assets and the Manufacturing Technology).

5.2          Permitted Uses and Disclosures.  Each Receiving Party may use or disclose Confidential Information of the Disclosing Party only as follows:

(a)           in responding to a valid order of a Governmental Entity having jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Law; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

opportunity to quash such order or to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such Governmental Entity or, if disclosed, be used only for the purposes for which the order was issued (and, if requested by the Disclosing Party, the Receiving Party shall have reasonably cooperated with the Disclosing Party in connection with the foregoing); provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information that is legally required to be disclosed in response to such order;

(b)           such Confidential Information may be (i) disclosed to any of the Receiving Party’s Representatives, the Receiving Party’s Affiliates and such Affiliates’ directors, officers and employees, in each case, who (A) has a need to know such Confidential Information in connection with the Receiving Party’s performance of its obligations or exercise of its rights or remedies under this Agreement (the “Permitted Use”) and (B) is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 5 and (ii) used solely for the Permitted Use; provided, however, each Party shall be responsible for any failure by any Person to whom it disclosed Confidential Information of the Disclosing Party to comply with the confidentiality and use restrictions set forth in this Article 5;

(c)           (i) the terms of this Agreement may be disclosed and (ii) with the Disclosing Party’s prior written consent, such Confidential Information may be disclosed, in either case ((i) or (ii)) to any of the Receiving Party’s potential or actual Third Party providers of finance, investors or acquirers as may be necessary or useful in connection with their evaluation of such potential or actual financing transaction, investment or acquisition, on the condition that any such Third Party is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 5;

(d)           the Company shall have the right to disclose this Agreement if required by the rules of a stock exchange on which the Company’s securities are listed (or to which an application for listing has been submitted), provided that the Company shall submit the proposed disclosure in writing to Seller as far in advance as reasonably practicable so as to provide a reasonable opportunity for Seller to comment thereon and the Company shall accept any timely, reasonable comments provided by Seller thereon and use commercially reasonable efforts to ensure the confidential treatment of any portions of such proposed disclosure specified by Seller for redaction and confidentiality; or

(e)           for the avoidance of doubt, the Company shall have the right to use and disclose to any Third Party the Services to the extent reasonably necessary or useful to exploit the Services for their intended use, and the Company shall have the right to reproduce, prepare derivative works of, display, distribute, disclose, publish, transfer, use and otherwise exploit any and all Company Property.

5.3          Return or Destruction of Confidential Information.  Promptly following the expiration or earlier termination of this Agreement or, upon the earlier written request of a Disclosing Party, the applicable Receiving Party shall destroy or return all documentary,

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, including those portions of any documents that incorporate or are derived from such Confidential Information, and, in the case of destruction, provide a written certification of such destruction, except that the Receiving Party may retain copies of any Confidential Information to the extent required to (a) exercise any of its rights or remedies or perform any of its obligations under this Agreement or (b) comply with its established document retention and archiving policies.

5.4          Survival.  The provisions of this Article 5 shall survive for a period of ten (10) years following the termination of this Agreement.

ARTICLE 6

LIMITATION OF LIABILITY; INDEMNIFICATION

6.1          Stock Purchase Agreement. Nothing in this Article 6 shall limit, alter or amend the indemnification provisions in the Stock Purchase Agreement.

6.2          Indemnification.

6.2.1       Subject to this Article 6, the Company shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, shareholders, employees and agents (collectively, the “Seller Indemnitees”) from and against, and reimburse and compensate them for, any and all Losses incurred by any such Seller Indemnitees in connection with any suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or relating to (a) the breach of this Agreement by the Company or any of its Affiliates or its or their subcontractors; or (b) the negligent act or omission or willful misconduct of the Company or any of its Affiliates or its or their subcontractors in connection with this Agreement; or (c) the performance by Seller or any of its Affiliates or its or their subcontractors of Seller’s obligations under and in accordance with the terms of this Agreement, except, in each case, (i) for those Losses arising from Third Party Claims for which Seller has an obligation to indemnify any Company Indemnitee pursuant to Section 6.2.2, as to which Losses each of the Company and Seller shall indemnify the other Party and the Seller Indemnitees or the Company Indemnitees, as applicable, to the extent of its liability for such Losses, and (ii) that the Company shall have no obligation to indemnify any Seller Indemnitee under this Section 6.2.1 for any Losses in connection with Third Party Claims arising from or relating to any negligent act or omission of Seller or its Affiliates or subcontractors.

6.2.2       Subject to this Article 6, Seller shall indemnify, defend and hold harmless the Company, Purchaser and their Affiliates and each of their respective directors, officers, shareholders, employees and agents (collectively, the “Company Indemnitees”) from and against any and all Losses incurred by any such Company Indemnitees in connection with any Third Party Claims arising from or relating to (a) the breach of this Agreement by Seller, or any of its Affiliates or its or their subcontractors; or (b) the gross negligence or willful misconduct of Seller or any of its Affiliates or its or their subcontractors in connection with this Agreement, except, in each case, for those Losses arising from Third Party Claims for which the Company has an obligation to indemnify any Seller Indemnitee pursuant to Section 6.2.1(a) or (b), as to which Losses each of the Company and Seller shall indemnify the other Party and the Seller

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Indemnitees or the Company Indemnitees, as applicable, to the extent of its liability for such Losses.

6.2.3       All indemnification claims made pursuant to this Section 6.2 shall be governed by Section 8.03(a) of the Stock Purchase Agreement, mutatis mutandis.

6.3          Limitation of Liability.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT IN CONNECTION WITH ACTUAL FRAUD AND THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.2, NEITHER THE COMPANY NOR SELLER SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, FOR LOST OR ANTICIPATED PROFITS, REVENUES OR OPPORTUNITIES OR FOR ANY DAMAGES CALCULATED BY REFERENCE TO A MULTIPLIER OF REVENUE, PROFITS, EBITDA OR SIMILAR METHODOLOGY, WHETHER OR NOT CAUSED BY OR RESULTING FROM THE ACTIONS OF SUCH PARTY OR THE BREACH OF ITS COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES HEREUNDER AND WHETHER OR NOT BASED ON OR IN WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.  For clarity, Seller shall not be liable for the acts or omissions of the Pass-Through Contractors (except to the extent arising from or in connection with Seller’s or its Affiliates’ gross negligence, willful misconduct or breach of this Agreement) and the liability of the Pass-Through Contractors shall be as set forth in the Pass-Through Agreements; provided, that, if the Company suffers any Losses with respect to which any Pass-Through Contractor is obligated to indemnify, reimburse or compensate under any of the Pass-Through Agreements, Seller shall, at the Company’s request, pursue a claim for such indemnity, reimbursement or compensation and shall pay to the Company any amounts that Seller receives from such Pass-Through Contractor on account of such claim.  The maximum aggregate liability of Seller and its Affiliates to the Company or its Affiliates with respect to this Agreement shall not, in the aggregate, exceed the aggregate amount of Services Fees paid by the Company to Seller hereunder; provided, however, that, [***].

ARTICLE 7

TERM AND TERMINATION

7.1          Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earliest of (a) the date on which this Agreement is terminated in accordance with this Article 7; (b) the expiration of the last Service Period, such that Seller is no longer obligated to provide any Services pursuant to this Agreement; and (c) the termination by the Company of the only remaining outstanding Service pursuant to Section 7.2.1, such that Seller is no longer obligated to provide any Services pursuant to this Agreement (the “Term”).  For clarity, all obligations of Seller to provide to the Company any Services under this Agreement shall cease at the end of the Term.

7.2          Termination of Services.

7.2.1       The Company may at any time prior to the end of the Term and upon sixty (60) days’ prior written notice to Seller, terminate this Agreement in its entirety or with respect

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

to any Service, on a Service-by-Service basis, whereupon, from and after the date of termination specified in such written notice, Seller’s obligation to provide such Service(s) to the Company shall cease and the Company shall have no obligation to pay Seller for such Service(s) (other than with respect to those Services requested by the Company, and performed by Seller or its Affiliates or subcontractors, and Out-of-Pocket Costs incurred, or non-cancellable commitments made, prior to termination); provided, that (a) if termination of any Service prevents Seller from providing any other Service or Services (as reasonably determined by Seller), such other Service(s) shall be deemed terminated and (b) if Seller reasonably determines that termination of such Service would materially inhibit Seller from providing any other Service or Services, Seller shall notify the Company in writing of such determination within fifteen (15) days after Seller’s receipt of the Company’s termination notice and, unless the Company withdraws its termination of such Service within fifteen (15) days after the Company’s receipt of such notice by Seller, such other Service(s) shall be deemed terminated.

7.2.2       In the event that either Seller or the Company materially breaches any of its obligations, covenants, agreements, representations or warranties under this Agreement (with the Party committing such material breach being referred to herein as the “Breaching Party”), Seller (if the Company is the Breaching Party) or the Company (if Seller is the Breaching Party) (the “Complaining Party”) may terminate this Agreement upon sixty (60) days’ prior written notice (such sixty (60)-day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of this Agreement shall not become effective at the end of the Notice Period if (a) the Breaching Party cures such breach during the Notice Period or (b) such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice Period, in which case the Breaching Party shall have an additional thirty (30)-day period to cure such breach before such termination shall become effective, provided, further, that any breach of a payment obligation hereunder shall not be subject to extension in accordance with the preceding clause (b).

7.2.3       Each of the Company and Seller may terminate this Agreement immediately upon written notice to the other Party if Seller or the Company, respectively, (a) files in any court or with any other Governmental Entity, pursuant to any Law of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets; (b) proposes a written agreement of composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof; (d) consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Party or for any substantial part of its property or makes any assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts generally as they become due; or (f) has issued or levied against its property any judgment, writ, warrant of attachment or execution or similar process that represents a substantial portion of its property.

7.2.4       Each of the Company and Seller may terminate this Agreement to the extent provided in Section 8.1.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

7.2.5       This Agreement may be terminated upon the mutual written agreement of the Company and Seller at any time.

7.3          Asset Transfer.  Upon termination or expiration of this Agreement, or upon termination of any Service by the Company pursuant to Section 7.2.1, Seller shall and shall cause its Affiliates to transfer and deliver to the Company, within such time periods as Seller and the Company may reasonably agree, all tangible TSA Assets and Company Property (or any portion thereof that pertains to the applicable terminated Service), including all records, data, files and other information and any work-in-process, received, generated or computed in Seller’s performance of the Services during the Term, in electronic or hard copy form; provided, however, that Seller shall not have any obligation to provide or cause its Affiliates to provide data in any format other than the format in which such data was originally generated or stored.  Upon termination or expiration of this Agreement, Seller shall not have any further obligation with respect to any Services, or, except as expressly provided in this Agreement, any TSA Assets or Company Property, including any obligation to facilitate the Company’s or any of its Affiliates’ performance, use or maintenance of any Service or asset.  Upon termination of any Service by the Company pursuant to Section 7.2.1, Seller shall not have any further obligation with respect to those Services that are terminated pursuant to Section 7.2.1.

7.4          Accrued Rights.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

7.5          Surviving Obligations.  Without limiting the foregoing, Article 1, Section 2.6, the last sentence of Section 2.8, Section 2.12, Section 2.15, Article 3 (solely as it relates to Services performed, or Out-of-Pocket Costs or Other Seller Costs incurred by Seller, in accordance with this Agreement prior to termination or expiration of this Agreement), Article 4 (excluding Section 4.2), Article 5, Article 6, Section 7.3, Section 7.4, this Section 7.5 and Article 8 shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 8

MISCELLANEOUS

8.1          Force Majeure.  Except for the obligation to pay monies due and owing, neither Party shall be liable for any failure to perform or any delays in performance, and no such Party shall be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond such Party’s reasonable control and without its fault or negligence, including, without limitation, such causes as acts of God, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes (“Force Majeure Event”).  In the event of a Force Majeure Event, Seller or the Company, if prevented from or delayed in performing, shall promptly give notice to the other such Party and shall use commercially reasonable efforts to avoid or minimize the delay.  In the event that the delay continues for a period of at least thirty (30) days, the other such Party may elect to (a) suspend performance and extend the time for

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

performance for the duration of the Force Majeure Event, or (b) terminate this Agreement without any liability to any Party.

8.2          Independent Contractor.  The Parties and each of their respective Affiliates shall each be an independent contractor in the performance of its obligations hereunder.  No Third Party, including any employee of any Party or any of such Party’s Affiliates, shall have or acquire any rights by reason of this Agreement.

8.3          Assignment.  Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by the Company, on the one hand, or Seller, on the other hand, without the prior written consent of Seller (in the case of the Company) or the Company (in the case of Seller), as applicable; provided, however, that subject to Section 3.6 (a) the Company, on the one hand, and Seller, on the other hand, may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of the other Party, and (b) the Company may assign this Agreement to a successor to all or substantially all of the assets or business of the Company to which this Agreement relates, whether in a merger, sale of stock, sale of assets or otherwise.  Subject to the first sentence of this Section 8.3, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Any attempted assignment or transfer in violation of this Section 8.3 shall be null and void.

8.4          No Benefit to Third Parties.  Except for the rights of any indemnified Person under Article 6, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

8.5          Notices.

8.5.1       Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email as a PDF attachment (with transmission confirmed by non-automated reply email from the recipient, provided, that any Notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m., Washington, D.C. time shall be deemed to have been received at 9:00 a.m., Washington, D.C. time on the next Business Day) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 8.5 or to such other address as the Party to whom notice is to be given may have provided to the Party giving the Notice at least ten (10) days’ prior to such address taking effect in accordance with this Section 8.5. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by email. Any Notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter.

(i)                                     If to Seller, to:

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Eisai Inc.

100 Tice Blvd.

Woodcliff Lake, New Jersey 07677

Facsimile: (201) 746-3204

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, D.C. 20001

Attention:  Michael J. Riella

Facsimile: (202) 662-6291

E-mail: mriella@cov.com

(ii)                                  If to the Company, to:

AkaRx, Inc.

200 Garrett Street, Suite S

Charlottesville, VA 22902

Attention: Sean Stalfort

Facsimile: (434) 980-8196

with a copy (which shall not constitute notice) to:

Cooley LLP

1114 Avenue of the Americas

New York, New York 10036

Attention: Divakar Gupta

8.6          Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Company and Seller.

8.7          Governing Law. This Agreement, the negotiation, execution or performance of this Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the Laws of

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

the State of Delaware, without reference to its conflicts of law principles that would result in the application of the substantive Law of any other jurisdiction.

8.8          Jurisdiction.  Each Party irrevocably agrees that any action, suit or proceeding against it arising out of or in connection with this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and the appellate courts having jurisdiction thereover (collectively, the “Chosen Courts”), and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such proceeding has been brought in an inconvenient forum.

8.9          Service of Process.  Each of the Parties consents to service of any process, summons, notice or document which may be served in any proceeding in the Chosen Courts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 8.5, to such Party’s address set forth in Section 8.5.

8.10        Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

8.11        Amendments and Waivers.  This Agreement may be amended, modified, superseded or canceled and any of the terms or conditions hereof may be waived only by an instrument in writing signed by each of the Company and Seller or, in the case of a waiver, by or on behalf of the Party waiving compliance.  No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement.  The waiver by a Party of any right hereunder or of the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

8.12        Joint Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.13        Obligations.  To the extent any Affiliate of Seller will perform any Services or other obligations of Seller hereunder, Seller shall take any and all action necessary to cause such Affiliate to perform and fulfill Seller’s covenants, obligations and agreements under this Agreement, and shall be primarily responsible for any breach of this Agreement by such Affiliate.

8.14        Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

8.15        Entire Agreement.  This Agreement, together with Stock Purchase Agreement, the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Confidentiality Agreement, the other Ancillary Agreements and the other agreements, certificates and documents delivered in connection with the Stock Purchase Agreement or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement among the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

8.16        Dispute Resolution.  Except for Invoice Disputes (which shall be resolved pursuant to Section 3.5.1), if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 8.16.

8.16.1     Either Party shall have the right to refer any Dispute to the President and Chief Executive Officer of Seller (or his or her designee with authority to resolve such Dispute) and the President and Chief Executive Officer of the Company who shall confer on the resolution of the issue.  Any final decision mutually agreed to by such officers shall be conclusive and binding on the Parties.  If such officers are not able to agree on the resolution of any such issue within fifteen (15) Business Days after such Dispute is first referred to them, either Party may, by written notice to the other Party, elect to initiate litigation in accordance with Section 8.7, Section 8.8 and Section 8.9 for purposes of having the matter settled.

8.16.2     Notwithstanding anything herein to the contrary, (a) any relevant time period related to a matter that is the subject of a Dispute shall be tolled during any dispute resolution proceeding under this Section 8.16 and (b) nothing in this Section 8.16 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party.  This Section 8.16 shall be specifically enforceable.

[Signature page follows]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

IN WITNESS WHEREOF, Seller and the Company have duly executed this Agreement as of the date first written above.

Eisai Inc.

By:	/s/ Yuji Matsue
	Name:	Yuji Matsue
	Title:	Chairman & CEO

AkaRx, Inc.

By:	/s/ Alexander Scott
	Name:	Alexander Scott
	Title:	Vice President

[Signature Page to Transition Services Agreement]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Schedule 2.1

Work Order

[***]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Schedule 2.1-1

Schedule 2.4.2

Key Employees

1) [***]

2) [***]

3) [***]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

1

EXHIBIT A

Pass-Through Agreements

1.              See Items 3-37 in Section 3.10(a) of the Seller Disclosure Schedule.

2.              Master Services Agreement, dated December 23, 2010, between Eisai Limited and Phlexglobal Limited.

3.              Development and Manufacturing Services Agreement, dated October 29, 2012, between Eisai Pharmatechnology and Manufacturing Pvt. Ltd. and Civentichem India Pvt. Ltd.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

2

EXHIBIT B

Form of Seller IND Transfer Letter

[            ]

[                              ]

Food and Drug Administration

5901-B Ammendale Road

Beltsville, MD  20705-1266

Re:	Investigational New Drug Application #062122/#075537/#076680
Change in Ownership and Official Correspondent
Product:	Avatrombopag Maleate

Dear [                 ]:

Reference is made to Investigational New Drug Application #062122/#075537/#076680 for Avatrombopag (the “IND”).  The purpose of this submission is to inform the Food and Drug Administration (the “Agency”) that the ownership of the IND is being transferred from Eisai Inc., 155 Tice Blvd., Woodcliff Lake, NJ to [the Company],[            ].

In accordance with 21 CFR 314.72, Eisai Inc. hereby notifies the Agency that effective [            ], all rights to the IND have been transferred to [the Company].  [The Company’s] letter confirming acceptance of the IND transfer will be submitted as sequence no. [            ].  [The Company] has been provided with a complete copy of the IND, including amendments and records required to be kept under 21 CFR § 314.72.  As of the date hereof, [the Company] assumes all regulatory responsibility for the IND and all agreements, regulatory obligations, promises and conditions contained therein.

All correspondence for this application should be sent to:

[            ] (primary contact)

Email: [            ]

Telephone: [            ]

Facsimile: [            ]

[            ] (alternate contact)

Email: [            ]

Telephone: [            ]

Facsimile: [            ]

All electronic files included in this submission are <10 MB.  All files were checked and verified to be free of viruses before submitting via the Gateway using Symantec Endpoint Protection, program versions available upon request.  For technical questions regarding the electronic submission, please contact [Sung-Jun Ahn at 201-949-4531].

If you have any questions regarding this submission, please contact me at the number below.

Sincerely,

Eisai Inc.

[Stacie P. O’Sullivan

Associate Director, Global Regulatory Affairs

Office:  410-631-8138

Email:  Stacie_osullivan@eisai.com]

Cc: [            ]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

3

EXHIBIT C

Form of Company IND Transfer Letter

[            ]

[                                  ]

Food and Drug Administration

5901-B Ammendale Road

Beltsville, MD  20705-1266

Re:	Investigational New Drug Application #062122/#075537#076680
Change in Ownership — Acceptance
Product:	Avatrombopag Maleate

Dear [                       ]:

Reference is made to Investigational New Drug Application #062122/#075537/#076680 for Avatrombopag (the “IND”).  The purpose of this submission is to inform the Food and Drug Administration (the “Agency”) that the ownership of the IND is being transferred from Eisai Inc., 155 Tice Blvd., Woodcliff Lake, NJ to [the Company],[            ].  Reference is also made to the enclosed letter from Eisai Inc., dated [           sequence no._] transferring ownership and official correspondent of the IND to [the Company].

In accordance with 21 CFR 314.72, [the Company] hereby accepts the change in ownership which is effective as of [            ].  [The Company] has a complete copy of the IND including amendments and records that are required under 21 CFR 314.81 and commits to the agreements, promises and conditions made by the former owner and contained in the application.

Also enclosed is a revised 1571 form.  Please direct all the IND-related correspondence to the following primary and alternate contacts at [the Company]:

[            ] (primary contact)

Email: [            ]

Telephone: [            ]

Facsimile: [            ]

[            ] (alternate contact)

Email: [            ]

Telephone: [            ]

Facsimile: [            ]

[            ]

[            ]

[            ]

If you have any questions, please contact me at [            ] or by phone at [            ].  Alternatively, you may contact [            ] at [            ] or at [            ].

Sincerely,

[            ]

[            ]

Cc: [            ]

[            ]

Eisai Inc.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

4